Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Origin Agritech Limited

No. 21 Sheng Ming Yuan Road

Changping District

Beijing 102206

China

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-166226 and 333-145865) of Origin Agritech Limited and its subsidiaries and variable interest entities (the “Company”) of our reports dated January 8, 2013 and January 10, 2014, relating to the consolidated financial statements of the Company and the financial statements of Shijiazhuang Liyu Technology and Development Co., Ltd., respectively, which appear in this Form 20-F/A Amendment No. 2 for the year ended September 30, 2012.

BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, The People’s Republic of China

January 10, 2014